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                                                                   Exhibit 10.10


                                                                [EXECUTION COPY]

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of September 4, 1999 (the "Original Agreement Date"), and amended and restated as of October 1, 2000, and subsequently amended and restated as of December 31, 2001, by and between Fog Cutter Capital Group Inc. f/k/a Wilshire Real Estate Investment Inc. and Fog Cap L.P. f/k/a Wilshire Real Estate Partnership L.P. (collectively and individually, the "Company"), with its principal office at 1410 S.W. Jefferson Street, Portland, Oregon 97201 and Andrew A. Wiederhorn, residing at 4311 SW Greenleaf Drive, Portland, Oregon 97221 (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, Executive is currently employed as the Chief Executive Officer of the Company and is also the Chairman of the Board and a director of the Company; and

            WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") to set forth terms of Executive's employment by the Company, as such terms are amended and restated as of December 31, 2001.

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

            1. TERM OF EMPLOYMENT. Executive's employment under this Agreement (prior to its amendment and restatement) commenced on September 4, 1999. Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement (as amended and restated) shall be for a three (3) year term (the "Employment Term") commencing on October 1, 2000 (the "Commencement Date"). Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive two (2) year periods unless the Company or Executive gives written notice of the termination of Executive's employment hereunder at least ninety (90) days prior to the expiration of the then current Employment Term.

            2. POSITIONS. (a) Executive shall serve as Chief Executive Officer of the Company. Executive shall also serve on the Board of Directors of the Company (the "Board") as Chairman without additional compensation. During the term of this Agreement, the Company shall recommend the Executive for election as a director and as Chairman.

            (b) Executive shall report directly to the Board or other managing body of the Company and shall have such duties and authority, consistent with his position as Chief

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Executive Officer of the Company, as shall be determined from time to time by the Board, provided that Executive shall have authority comparable to that of chief executive officers of United States public companies that are similar in size and business to the Company.

            (c) During the Employment Term, Executive shall devote substantially all of his business time, energy, skill and efforts to the performance of his duties and responsibilities hereunder; provided, however, that Executive shall be allowed to (i) serve as a director, employee or consultant of companies solely owned by the Executive or by Executive's family;
(ii) serve as a director of other companies; (iii) engage in charitable activities; and (iv) manage his personal financial and legal affairs.

            3. BASE SALARY. During the Employment Term on or prior to December 31, 2001, the Company shall pay Executive a base salary at the annual rate of not less than $750,000 and during the Employment Term after December 31, 2001, the Company shall pay Executive a base salary at the annual rate of not less than $250,000. Base salary shall be payable in accordance with the usual payroll practices of the Company (including withholding). Executive's base salary shall be subject to annual review by the Board in October of each year and may be increased, but not decreased, from time to time upon recommendation of the Compensation Committee of the Board (the "Committee"). The base salary determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

            4. INCENTIVE COMPENSATION. (a) BONUS. As consideration for Executive agreeing to amend and restate this Agreement and for past services, the Company agrees to pay a bonus to Executive of $750,000 (the "Bonus") on or before January 15, 2002. The Company will apply the Bonus to repay any outstanding Excess Advance (as defined below) prior to making any payment to Executive. For purposes of this Agreement, "Excess Advance" shall mean (i) any advance on the Bonus paid by the Company to the Executive during the 12-month period commencing on October 1, 2000 and ending on September 30, 2001, which the parties agree was $0.00 and which outstanding Excess Advance will be netted against the Bonus and (ii) any other amounts owing by the Executive to the Company which the parties hereto agree is $0.00. Further, Executive acknowledges that the Bonus is in consideration of Executive's agreement to provide the Waiver and General Release of Claims in the form attached hereto as Exhibit 1 on the date hereof.

            (b) OPTIONS. As of the Original Agreement Date, the Company granted to Executive stock options (the "Initial Options") on 630,000 shares of the Company's common stock (the "Common Stock") under the Company's Incentive Stock Plan (the "Incentive Stock Plan"). The Initial Options have an exercise price equal to the Company's book value per outstanding share as of September 30, 1999, which exercise price is in excess of the market value per share based on the share price of the Common Stock as of such date. The Initial Options will be fully exercisable at the time of vesting and 25% of the Initial Options shall vest on each anniversary of the Original Agreement Date (which will result in the Initial Options being fully vested on the fourth anniversary of the Original Agreement Date). In addition, the Executive shall be entitled to participate in the Company's Incentive Stock Plan and receive nonqualified, incentive or other options ("Options") to purchase shares of the Company's Common Stock under the Incentive Stock Plan as determined by the Committee from time to time provided that the

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Incentive Stock Plan is approved by the shareholders of the Company to the extent required by Section 162(m) of the Code. Notwithstanding the foregoing, the Company may recommend to the Committee that Executive be granted Options under a plan other than the Incentive Stock Plan provided that such other plan contains terms and conditions which are substantially similar to the terms and conditions of the Incentive Stock Plan, and further provided, that such other plan is approved by the shareholders of the Company to the extent required by
Section 162(m) of the Code. To the extent permitted under applicable law, any Options granted to Executive hereunder (including the Initial Options) may be assigned and transferred by Executive to entities created for or on behalf of Executive's immediate family for tax planning or other purposes.

            (c) OTHER COMPENSATION. The Company may, upon recommendation of the Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

            5. EMPLOYEE BENEFITS AND VACATION. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, health, insurance, welfare and other employee benefit plans and arrangements, including, without limitation, any nonqualified deferred compensation plans, maintained by the Company from time to time for the benefit of the senior executives of the Company in accordance with their respective terms as in effect from time to time. To the extent permitted under applicable law, the Company shall not treat as compensation to Executive fringes and perquisites provided to Executive or the items under Section 6 below.

            (b) As of the Original Agreement Date, the Company agreed to loan to Executive $50,000 during each year of the Employment Term to purchase shares of Common Stock of the Company up to a maximum of $250,000. As of December 31, 2001, the outstanding principal balance to the Executive was $112,168.95. The Company agrees to make additional stock purchase loans up to an additional $750,000 (or a maximum principal amount outstanding (excluding accrued and/or compounded interest) of $862,168.95),which stock purchase loans shall be repaid in accordance with their terms.

            (c) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than five (5) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

            6. BUSINESS EXPENSES. The Company shall also promptly reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

            7. TERMINATION. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

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                      (i)    the death of Executive;

                      (ii) the termination of Executive's employment by the Company due to Executive's Disability pursuant to Section 7(b) hereof;

                      (iii) the termination of Executive's employment by Executive for Good Reason pursuant to Section 7(c) hereof or non-renewal or expiration of the Employment Term;

                      (iv) the termination of Executive's employment by the Company without Cause;

                      (v) the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice;

                      (vi) the termination of employment by Executive for any reason during the period commencing on the date of a Change in Control (as such term is hereinafter defined) and ending on the day immediately prior to the second anniversary of the Change in Control (such period being referred to herein as the "Change in Control Protection Period");

                      (vii) the termination of Executive's employment by the Company for Cause pursuant to Section 7(e); or

                      (viii) the retirement of Executive by the Company at or
            after his sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), other than Andrew A. Wiederhorn (or his affiliates), the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then-outstanding securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in any of clauses (i), (iii) or (iv) of this sentence or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such

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terms are used in Rule 14a-11 promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least 2/3rds of the directors then still in office who were either directors at the beginning of such two year period or whose elect or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board, (iii) the merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (provided that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered in the exceptions in clause (i) of this sentence) acquires more than 25 percent of the combined voting power of the Company's then-outstanding securities shall not constitute a Change in Control) or (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company or the closing of the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50 percent or more of the combined voting power of the outstanding voting securities of the Company at the time of such sale.

            (b) DISABILITY. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out Executive's material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period (a "Disability") as determined and certified in writing by two (2) licensed physicians, one of which is Executive's regular attending physician, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a notice of Disability termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

            (c) TERMINATION FOR GOOD REASON. A Termination for Good Reason means a termination by Executive by written notice given within sixty (60) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence or as a result of non-renewal or expiration of the Employment Term), or the assignment to Executive of duties or responsibilities that are

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inconsistent with Executive's position as Chief Executive Officer; (ii) removal of Executive from, or the non reelection of Executive to, the positions with the Company specified herein; (iii) a relocation of the Company's principal United States executive offices to a location more than fifty (50) miles from Portland, Oregon, or a relocation of Executive away from such principal United States executive office; (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the "Bonus Plans") as of December 31, 2001, provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis (as of December 31, 2001) as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any material provision of this Agreement; (vi) executive's removal from or failure to be reelected to the Board or removal or failure to be elected Chairman of the Board; (vii) a failure of any successor to the Company to assume in a writing delivered to Executive upon the assignee becoming such the obligations of the Company hereunder; or (viii) a failure of the Committee to grant Executive an award of Options in accordance with Section 4 hereof, unless the applicable circumstances under (i) through (viii) are fully corrected prior to the date of termination specified in the notice of termination for Good Reason.

            (d) NOTICE OF TERMINATION FOR GOOD REASON. A notice of termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason. The failure by Executive to set forth in the notice of termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The notice of termination for Good Reason shall provide for a date of termination not less than fifteen (15) nor more than sixty (60) days after the date such notice of termination for Good Reason is given.

            (e)   CAUSE. Subject to the notification provisions of Section
7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to
(i) willful misconduct by Executive with regard to the Company or its business which has a material adverse effect on the Company; (ii) the refusal of Executive to follow the proper written direction of the Board of the Company, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical, immoral or detrimental to interests of the Company or could otherwise result in a breach by Executive of Executive's fiduciary duty and promptly so notifies the Board; (iii) Executive being convicted of a felony (other than a felony involving a traffic offense); (iv) the breach by Executive of any fiduciary duty owed by Executive to the Company which has a material adverse effect on the Company; (v) Executive's material fraud with regard

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to the Company; or (vi) material breach of Section 11 hereof.

            (f) NOTICE OF TERMINATION FOR CAUSE. A notice of termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for termination for Cause. Further, a notice of termination for Cause shall be required to include a copy of a resolution duly adopted by at least a majority of the Board at a meeting of the Board which was called for the purpose of considering such termination and at which Executive had the right to attend and address the Board, finding that, in the good-faith opinion of the Board, Executive engaged in conduct set forth in the definition of "Cause" herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the notice of termination but shall be no less than 15 days after the date such notice is given. Any purported termination for Cause which is held by a court or arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

            8. CONSEQUENCES OF TERMINATION OF EMPLOYMENT. (a) DEATH. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including without limitation, any unpaid Bonus due, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to the trustee of the Tiffany and Andrew Wiederhorn Revocable Trust dated September 22, 1987, as amended; (ii) full accelerated vesting under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans); (iii) subject to Section 10 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; (iv) payment on a monthly basis of six months of Executive's Base Salary on the date of death, which shall be paid to the trustee of the Tiffany and Andrew Wiederhorn Revocable Trust dated September 22, 1987, as amended; (v) any outstanding stock purchase loan shall become due and payable in accordance with its terms; and (vi) payment of COBRA coverage premiums for Executive's spouse and dependents to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than one year. Section 12 hereof shall also continue to apply.

            (b) DISABILITY. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive (i) the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death and (ii) all disability benefits provided for under the Company's employee benefits plans.
Section 12 hereof shall also continue to apply.

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            (c)   TERMINATION BY EXECUTIVE FOR GOOD REASON OR FOR ANY REASON
DURING THE CHANGE IN CONTROL PROTECTION PERIOD OR TERMINATION BY THE COMPANY WITHOUT CAUSE OR NONEXTENSION OF THE TERM BY THE COMPANY. If (i) Executive terminates his employment hereunder for Good Reason during the Employment Term,
(ii) a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, (iii) Executive's employment with the Company is terminated by the Company without Cause, or (iv) Executive's employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term pursuant to Section 1 hereof, Executive shall be entitled to receive (1) in a lump sum within ten (10) business days after such termination, (A) any unreimbursed business expenses payable pursuant to Section 6, (B) any Base Salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies but not yet paid at the date of termination, and (C) in consideration of Executive's agreement to provide the Waiver and General Release of Claims in the form attached hereto as Exhibit 1 on the date of termination (subject to any claim or waiver arising between the date hereof and the date of termination), an amount equal to three month's Base Salary in effect on the date of termination; (2) accelerated full vesting under all outstanding equity-based and long-term incentive plans with Options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans, payment being made at the time payments would normally be made under such plans; (3) subject to Section 10 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company as shall be determined and paid in accordance with such plans, policies and practices; (4) one (1) year of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that Executive is otherwise entitled to such credit during such one (1) year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (5) one (1) year of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); (6) any outstanding stock purchase loan shall become due and payable in accordance with its terms; and (7) payment by the Company of the premiums for Executive's (except in the case of death) and his spouse's and dependents' health coverage for one year under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under clause (7) of this Section 8(c) may, at the discretion of the Company, be made by continuing participation of Executive in the plan as terminee, by paying the applicable COBRA premium for Executive and his spouse and dependents, or by covering Executive and his spouse and dependents under substitute arrangements; provided, however, that, to the extent Executive incurs tax that he would not have incurred as an active employee as a result of such coverage or the benefits provided thereunder, Executive shall promptly receive from the Company an additional payment in the amount necessary so that Executive will have no

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additional cost for receiving such items, coverage or benefits. In the circumstances described in each of (i) through (iv) above, Section 12 hereof shall also continue to apply.

            (d) TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON OR RETIREMENT. If Executive's employment hereunder is terminated: (i) by the Company for Cause, (ii) by Executive without Good Reason, or (iii) by the Company pursuant to Section 7(a)(vii) hereof, Executive shall be entitled to receive only his Base Salary through the date of termination and any unreimbursed business expenses payable pursuant to Section 6. In addition, any outstanding stock purchase loan shall become due and payable in accordance with its terms. All other benefits (including, without limitation, Options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of the Company. In the circumstances described in this Section 8(d), Section 12 hereof shall continue to apply.

            (e) ACCESS TO BOOKS AND RECORDS. Following termination of employment of the Executive, the Company shall permit such Executive reasonable access to retrieve personally (or by his designated representatives) any and all personal files, personal copies of Company files, and property that are stored at the Company. Additionally, subject to reimbursement of any out-of-pocket costs and expenses, the Company shall permit such Executive and his designated representatives and agents reasonable access to all of the Company's files, books and records, independent accountants and attorneys, as requested by him, subject to any confidentiality agreements in effect between the Executive and the Company.

            9. LITIGATION COOPERATION; CONSULTATION. (a) Executive agrees that for the Employment Term and thereafter, he will reasonably cooperate with the Company and exercise good faith efforts in the defense of any claim or investigation, civil or governmental, brought against Company or any of its current, former or future directors or officers of which Executive has any personal knowledge, and Company agrees it will reimburse Executive's reasonable out-of-pocket expenses (including attorney's fees and disbursements and costs) in providing such assistance. In addition, Executive agrees to reasonably provide specific operations information to the Company as reasonably requested in a reasonable and timely manner to assist the Company in continuing and completing job tasks, activities, assignments, and in continuing effective relationships with business partners by responding to reasonable inquiries as needed by telephone at no additional cost to the Company beyond what is provided by this Agreement, including reimbursement of Executive's reasonable out-of-pocket expenses in providing such information and other assistance.

            (b) The Company agrees that, in addition to and without limiting the Company's obligation hereunder and otherwise, for the Employment Term and thereafter, the Company will reasonably cooperate with Executive and exercise good faith efforts in the defense of any claim or investigation, civil or governmental, brought against Executive of which the Company or its employees, officers or directors have any knowledge.

            10. NO MITIGATION; NO SET-OFF. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment

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and, except as explicitly set forth herein, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

            11. DETRIMENTAL ACTIVITY. (a) Executive agrees that he will not engage in Detrimental Activity (other than as required or compelled by statute or other law or by court order or subpoena or in connection with court testimony or deposition) during the Employment Term and following the date of Executive's termination. For purposes of this Agreement, "Detrimental Activity" shall mean:
(i) the disclosure to anyone outside the Company, or the use in any manner other than in the furtherance of the Company's business, without written authorization from the Company, of any confidential information or proprietary information of the Company (Executive acknowledges and agrees that (i) this is in addition to his obligations under the confidentiality agreement between Executive and the Company dated December 15, 1999 and (ii) such agreement remains in full force and effect); (ii) any attempt, directly or indirectly by Executive of Solicitation (as defined below) within 6 months of the end of the Employment Term; (iii) any conduct by Executive which is Self-Dealing and which would conflict with the Company's interests; (iv) Executive's Disparagement (as defined herein), or inducement of others to do so, of the Company or its past and present officers, directors, employees or products; or (v) without written authorization from the Company, during the period ending 3 months after the end of the Employment Term, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company; provided, however, that (i) in the event that Executive decides to forego the payment of 3 months Base Salary contemplated by Section 8(c) and not to provide on the date of termination the Mutual Waiver and General Release of Claims, then the 3 month non-compete contemplated by clause (v) of the definition of "Detrimental Activity" shall not apply and (ii) owning a less than 5% interest in a publicly traded company shall not be viewed as breaching clause
(v) of the definition of "Detrimental Activity". For purposes of this Agreement, "Disparagement" means making comments or statements to the press, the Company's employees, consultants or any individual or entity with whom the Company has a business relationship or otherwise taking any similar action which could reasonably be expected to adversely affect in any manner: the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or the business reputation of the Company, or any of its products, or its past or present officers, directors or employees. For purposes of this Agreement, "Solicitation" shall mean recruiting, soliciting or inducing of any nonclerical employee or employees of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or hiring or assisting another person or entity to hire (including, but not limited to identifying a nonclerical employee to another employer for employment) any nonclerical employee of the Company or any person who within six (6) months before had been a nonclerical employee of the Company; or, soliciting or inducing any customer of the Company to cease his or her relationship with the Company. For purposes of this

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Agreement, "Self Dealing" means, whether during or after the Employment Term, the use of assets, liabilities or resources of the Company (including assets or liabilities contemplated to be acquired or incurred by the Company at the time of termination) or confidential or proprietary information of the Company by Executive for Executive's personal benefit, including any such use in the direct or indirect purchase or sale of, or loan or investment of any type in, any assets of the Company by Executive or for Executive's benefit or between Executive and a third party which is unrelated to the Company, without the Company's prior written authorization.

            (b) The Company agrees that it shall not, and that it shall cause its employees, officers and directors to not, make comments or statements, or induce others to make comments or statements, to the press or any individual or entity which could reasonably be expected to adversely affect in any manner the business or personal reputation of Executive. The Company agrees that it shall not issue any press release in connection with the termination of Executive's employment with the Company without Executive's prior written approval of such press release (other than as required by law or regulation).

            12. INDEMNIFICATION. (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit organization, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland or Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by the company, and shall inure to the benefit of his heirs, executors and administrators.

            (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

            (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive and the giving by Executive of any undertakings required by applicable law.

            (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

            (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                      (i) The Company will be entitled to participate therein at its own expense; and

                      (ii) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

            (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive, or which would adversely affect Executive's reputation or standing in the business community without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

            (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

            (h) The Company hereunder agrees to obtain officer and director liability insurance policies covering Executive and shall maintain at all times following the Commencement Date and during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $10 million.

            13. SPECIAL TAX PROVISION. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Code Section 280G(b)(2) or any person affiliated with the Company or such person) as a result of a change in ownership or effective control of the Company or a direct or indirect parent thereof (or the assets of any of the foregoing) covered by Code Section 280G(b)(2)

(collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar federal or state tax that may hereafter be imposed), and/or any interest, penalties or additions to tax, with respect to such excise tax (such excise tax, together with such interest penalties and additions to tax, is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of
(i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 13 is that (a) Executive, after paying his federal, state and local income tax and payroll taxes, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code (or any similar federal or state tax that may be imposed ) and did not receive the extra payments pursuant to this Section 13 and this Section 13 shall be interpreted accordingly.

            (b) Except as otherwise provided in Section 13(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

            (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed: (i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and (ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

            (d)   (i) (A)    In the event that prior to the time Executive has
filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

                      (B)    In the event that the determination set forth in
(A) above is made by the Accountant after the filing by Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, Executive shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion (less any tax Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

                      (C) In the event Executive receives a refund pursuant to (B) above and repays such amount to the Company, Executive shall thereafter file for refunds or credits by reason of the repayments to the Company. Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if Executive's claim for such refund or credit is denied.

                      (D) Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if Executive's claim for refund or credit is denied.

                  (ii) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest, penalties or additions to tax payable with respect to such excess) once the amount of such excess is finally determined.

                  (iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 13, subject to subpart (i)(D) above, Executive shall permit the Company to control issues related to this Section 13 (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany him and Executive and his representative shall cooperate with the Company and its representative.

                  (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 13 (other than by mutual agreement) or, if not required, agreed to by the Company and Executive, Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of Executive.

                      (e) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth day following the determination by the Accountant, and any payment made after such fifth day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. In accordance with Section 16(Guaranty), the Company may withhold from the Tax Reimbursement Payment and deposit into applicable taxing authorities such amounts as are required to be withheld by applicable law. To the extent that Executive is required to pay estimated or other taxes on amounts received by Executive beyond any withheld amounts, Executive shall promptly make such payments. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

                      (f) The Company shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by Executive's counsel.

                      (g) The Company and Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 13 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with
Section 13(d)(i)(D) hereof.

            14. LEGAL AND OTHER FEES AND EXPENSES. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, unless the claim by Executive is found to be frivolous by any court or arbitrator.

            15. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of Portland in the State of Oregon under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a DE NOVO interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs of arbitration, including the costs of the American Arbitration Association and the arbitrator, shall be borne by the Company.

            16.   MISCELLANEOUS.

            (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without reference to principles of conflicts of laws.

            (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements, whether written or otherwise, between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

            (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

            (d) ASSIGNMENT. This Agreement shall not be assignable by Executive. This Agreement shall be assignable, with the consent of Executive, by the Company only to an acquiror of all or substantially all of the assets of the Company, provided such acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

            (e) SUCCESSORS; BINDING AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon parties hereto and their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. If Executive dies while any amount would still be payable hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

            (f) COMMUNICATIONS. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, and (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of Lawrence A. Mendelsohn of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

            (g) WITHHOLDING TAXES. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            (h) SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment.

            (i) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            (j) HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                           FOG CUTTER CAPITAL GROUP INC., on its
                                           behalf and on behalf of FOG CAP L.P.

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                             Andrew A. Wiederhorn

                                    EXHIBIT 1

                   MUTUAL WAIVER AND GENERAL RELEASE OF CLAIMS

To:  Fog Cutter Capital Group Inc. and
     Fog Cap L.P.
     1410 S.W. Jefferson Street
     Portland, Oregon 97201

            1. (a)    In consideration for the payment and/or other benefits to
be provided me pursuant to my Employment Agreement with the Company dated as amended and restated as of December 31, 2001 (the "Employment Agreement"), I, for myself and for my heirs, executors, administrators, and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company and any and all of its subsidiaries, divisions, affiliated entities, employee benefit and/or pension plans or funds, successors and assigns, and all of its or their past and present officers, directors, members, shareholders, trustees, agents and employees (hereinafter referred to as the "Entities and Persons"), from any and all claims, demands, cause of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, or may have, or now have, against the Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Mutual Waiver and General Release (other than (i) any and all claims for indemnity as a director and officer in connection with matters relating to Capital Consultants Inc. and (ii) ongoing obligations of the Company or Executive under the Employment Agreement).

               (b) In consideration for the delivery of this Mutual Waiver and General Release, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged and agreed, the Company, for itself and for its successors and assigns, forever releases and discharges me and my heirs, executors, administrators and assigns, from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Company ever had, or may have, or now has, against me or my heirs, executors, administrators or assigns by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Mutual Waiver and General Release and with regard to my termination of employment.

            2. Without limiting the generality of the foregoing, this Mutual Waiver and General Release is intended to and shall release the Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have up to and including the date of this Mutual Waiver and General Release against the Entities and Persons arising out of my employment with the Company, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act, as amended; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment by the Company, or the terms and conditions of such employment; (iii) any claim under the Age Discrimination in Employment Act, as amended; (iv) any claim under applicable state or local law against discrimination; (v) any claim for attorneys' fees, costs, disbursements and/or the like; or (vi) any claim under, with regard to, or in connection with my Employment Agreement or any agreement or plan with regard to equity, incentive or deferred compensation (other than ongoing obligations of the Company or Executive under the Employment Agreement).

            3. Notwithstanding the foregoing, the foregoing release shall not cover rights of indemnification to which I was entitled immediately prior to my termination date under the Company's Certificate of Incorporation or By-laws, or Section 12 of the Employment Agreement or otherwise with regard to my service as an officer of the Company.

            4. (a)    I agree that I will not, from any source or proceeding,
seek or accept any award or settlement with respect to any claim or right covered by Section 1(a) above. In addition to the foregoing, except as otherwise prohibited by law, I represent and warrant that I will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against any of the Entities and Persons, with respect to any act, event, occurrence, or any alleged failure to act, released hereunder.

               (b) The Company hereby agrees that it will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 1(b) hereof. In addition to the foregoing, except as otherwise prohibited by law, the Company represents and warrants that it will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against me or any of my hiers, executors, administrators or assigns with respect to any act, event or occurrence, or any alleged failure to act, released hereunder.

            5. The interpretation of this Mutual Waiver and General Release will be governed by the law of the State of New York without reference to principles of conflict of laws. In the event any provision of this Mutual Waiver and General Release shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Mutual Waiver and General Release.

            6. This Mutual Waiver and General Release is not intended, and shall not be construed, as an admission that the Entities and Persons or I have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

            7. I acknowledge that I have been advised by the Company to consult an attorney before signing this Mutual Waiver and General Release and that I have executed this

Mutual Waiver and General Release after having had the opportunity to consult with an attorney of my choice.

            8. I further acknowledge that I have read this Mutual Waiver and General Release in full, have had seven (7) days to consider the terms of this Mutual Waiver and General Release, that I fully understand the terms, and that I have knowingly and voluntarily assented to all the terms and conditions contained herein.

            9. I further acknowledge that after executing this Mutual Waiver and General Release I have seven (7) days to revoke it by delivery of a Notice of Revocation to the Company prior to the eighth day after execution and delivery by me of the Mutual Waiver and General Release. I understand that if so revoked by me, the Company's obligations under this Mutual Waiver and General Release are null and void.

            10. The parties hereto understand that this Mutual Waiver and General Release, and the Employment Agreement constitute the complete understanding between such parties and that no other promises or agreements shall be binding unless in writing and signed by both such parties.

Dated:                                             FOG CUTTER CAPITAL GROUP INC.

Signature:                                         By:
                                                      --------------------------

Witness:                                           FOG CAP L.P.

                                                   By:
                                                      --------------------------